Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2004, relating to the financial statements of Denbury Resources Inc. as of December 31, 2003 and for the year then ended appearing in the Annual Report on Form 10-K of Denbury Resources Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
April 18, 2006